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For:  MELAMINE CHEMICALS, INC.            Contact:   RON COMO & ASSOCIATES, INC.
      P.O. Box 748                                   74 Trinity Place
      Donaldsonville, LA  70346                      New York, NY  10006
      Fred Huber, President & CEO                    Telephone:  (212) 227-3010
      Wayne D. DeLeo, Vice President & CFO
      Telephone:  (504) 473-3121                     October 14, 1996
                                                     Immediate Release

           MELAMINE CHEMICALS, INC. REPORTS FIRST QUARTER EARNINGS

DONALDSONVILLE, LOUISIANA, OCTOBER 14TH--Melamine Chemicals, Inc.
(NASDAQ-MTWO), today announced the results of its operations for the quarter ended September 30, 1996.

      Net earnings for the three months ended September 30, 1996 were $1,053,000 or $.19 per share as compared to net earnings of $920,000 or $.17 per share a year ago.

      Fred Huber, president and chief executive officer, stated, "The 39% increase in sales reflects a continuing strong market for melamine worldwide and very good production performance to support it. Offsetting this sales increase, natural gas prices were 49% higher than a year ago and margins were negatively impacted."

         Melamine Chemicals, Inc. is engaged in the production and marketing of melamine, a specialty chemical having numerous industrial and commercial applications. The Company is also active in the development of new melamine process and application technology. The Company is one of only two producers of melamine in North America and one of the three largest producers worldwide.

                         COMPARATIVE OPERATING RESULTS
             (Thousands of dollars except share and per share data)

                                                      Quarter Ended
                                                      September 30,
                                               ---------------------------
                                                   1996           1995
                                               ----------      -----------
          Net Sales                            $   15,357           11,057
          Net Earnings                         $    1,053              920
          Earnings Per Share                   $      .19              .17
          Average Shares Outstanding            5,455,300        5,450,300

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